Exhibit 10.1

[MEDGENICS LETTERHEAD]

November 27, 2013

Mr. Clarence L. Dellio

Dear Butch:

Reference is made to that certain Employment Agreement dated July 1, 2011 between Medgenics, Inc., a Delaware corporation (the “Company”), and you, as amended by that certain First Amendment to Employment Agreement dated October 13, 2011between the Company and you (as so amended, the “Employment Agreement”). Pursuant to Section 6.1 of the Employment Agreement, the Company hereby exercises it right to terminate the Employment Agreement effective December 31, 2013 (the “Effective Date”) and this letter shall constitute the advance written notice required thereunder. As provided in Section 6.4 of the Employment Agreement, the Company shall pay to you on the Effective Date an amount equal to all wages and benefits owing to you through the Effective Date. As provided in Section 6.5 of the Employment Agreement, the Company shall continue to pay salary (as defined in the Employment Agreement) to you for the period commencing on January 1, 2014 and ending on June 30, 2014.

As set forth in the Employment Agreement and in consideration for the benefits provided to you by the Company pursuant to the following paragraph, you reconfirm your agreement to faithfully and fully honor the terms and conditions of Sections 7, 8 and 9 of the Employment Agreement regarding the obligations of confidentiality, non-solicitation, disclosure and assignment of inventions, which shall continue as provided in the Employment Agreement and according to all applicable laws, notwithstanding the termination of the Employment Agreement and the termination of your employment with the Company.

In consideration for your signing and delivering a General Release and Waiver on the Effective Date in the form attached hereto as Exhibit A, the Company shall cause (i) you to become fully vested as of the Effective Date in all unvested outstanding stock options under the grant originally made to you on July 1, 2011, and (ii) all outstanding options which are vested as of the Effective Date to continue to be exercisable through December 31, 2014 and otherwise in accordance with the terms of the Medgenics, Inc. Stock Incentive Plan and applicable award documents.

You further acknowledge receipt of the Notice to Employee as to Change in Relationship issued pursuant to Section 1089 of the California Unemployment Insurance Code, a copy of which is attached hereto as Exhibit B. You also acknowledge that you have received from the Company a copy of the “California’s Programs for the Unemployed” published by the Employment Development Department of the State of California.

Sincerely,

MEDGENICS, INC.

By:	/s/ John Leaman
Name:	John Leaman
Title:	Chief Financial Officer

By signing this letter, I acknowledge and I have had the opportunity to review this letter carefully with an attorney of my choice; that I have read this letter and understand its terms; and that I voluntarily agree to all of the terms and conditions of this letter.

Dated: November 27, 2013

/s/ Clarence L. Dellio
Clarence L. Dellio